Exhibit 99.2

RISKS RELATED TO THE PENDING ALON TRANSACTION

We may not be able to realize the expected benefits of our pending acquisition of Alon’s pipelines and terminals.

Our expectations regarding the revenues and operating cash flow resulting from our pending acquisition of Alon’s pipelines and terminals may prove to be incorrect. Pursuant to the pipelines and terminals agreement we will enter into with Alon, Alon is obligated to transport on these pipelines and to deliver at these terminals approximately 90% of its recent usage of these pipelines and terminals, taking into account a 5,000 bpd expansion of Alon’s Big Spring Refinery expected to be completed in February 2005, in order to meet its minimum volume commitment. If Alon transports or delivers volumes in amounts equal only to its minimum volume commitment or if Alon is unable to meet its minimum volume commitment for any reason, our revenues and operating cash flow from these assets will be lower than expected. Furthermore, we will be required to obtain Alon’s consent to any third-party shipments on these assets. Even if we obtain Alon’s consent we may not be able to generate significant additional throughput on these assets from third parties other than Alon because the competitive pressures in the markets served by these assets may be greater than anticipated. As a result, our revenues and operating cash flow could be adversely affected.

Subject to Alon’s minimum volume commitment, the Alon pipelines and terminals agreement does not require Alon to transport its refined products through the pipelines and terminals that we will acquire from them. It also does not prohibit Alon from constructing new pipelines or using pipelines owned by others to transport its refined products.

We may also face difficulties operating these assets on an efficient basis, resulting in significantly higher costs to us than anticipated and thus adversely affecting our revenues and operating cash flow. During the transition of operational control of the assets from Alon to us, we may experience unforeseen operating difficulties, including difficulties (1) integrating the technological and management standards, processes, procedures and controls of these assets with those of our existing operations; (2) managing the increased scope, geographic diversity and complexity of our operations; and (3) mitigating contingent and/or assumed liabilities.

We will depend on Alon and particularly its Big Spring Refinery for a substantial portion of our revenues, and if those revenues were significantly reduced, there would be a material adverse effect on our results of operations and our ability to pay interest on, and principal of, the notes.

Alon is already one of our significant customers. If Alon’s pipelines and terminals agreement had been in place January 1, 2004, and Alon had met its minimum volume commitment to us, Alon would have generated approximately $19.9 million, or 34%, of our pro forma revenues for the nine months ended September 30, 2004.

A decline in production at Alon’s Big Spring Refinery would materially reduce the volume of refined products we transport and terminal for Alon. As a result, our revenues would be materially adversely affected. The Big Spring Refinery could partially or completely shut down its operations, temporarily or permanently, due to factors affecting its ability to produce refined products including:

➢	competition from other refineries and pipelines that may be able to supply Alon’s end-user markets on a more cost-effective basis;

➢	operational problems such as catastrophic events at the refinery, labor difficulties or environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at the refinery;

➢	increasingly stringent environmental laws and regulations, such as the Environmental Protection Agency’s gasoline and diesel sulfur control requirements that limit the concentration of sulfur in motor gasoline and diesel fuel for both on-road and non-road usage as well as various state and federal emission requirements that may affect the refinery itself;

➢	an inability to obtain crude oil for the refinery at competitive prices; or

➢	a general reduction in demand for refined products in the area due to:

➢	a local or national recession or other adverse economic condition that results in lower spending by businesses and consumers on gasoline and diesel fuel;

➢	higher gasoline prices due to higher crude oil prices, higher taxes or stricter environmental laws or regulations; or

➢	a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, legislation either mandating or encouraging higher fuel economy or the use of alternative fuel or otherwise.

The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the refinery operations affected. We have no control over the factors that may lead to a shutdown or the measures Alon may take in response to a shutdown. Alon makes all decisions and is responsible for all costs at the Big Spring Refinery concerning levels of production, regulatory compliance, planned shutdowns of individual process units within the refinery to perform major maintenance activities, also referred to as “refinery turnarounds,” labor relations, environmental remediation and capital expenditures.

In addition, the pipelines and terminals agreement we will enter into with Alon provides that if we are unable to transport or terminal refined products that Alon is prepared to ship, then Alon has the right to reduce its minimum volume commitment to us during the period of interruption. If a force majeure event occurs beyond the control of either of us, we or Alon could terminate the Alon pipelines and terminals agreement after the expiration of certain time periods. The occurrence of any of these events could reduce our revenues and cash flows, and our ability to pay interest on, or principal of, the notes. For more information on our pipelines and terminals agreement with Alon, please read “The pending Alon transaction— Pipelines and Terminals Agreement.”

We may incur substantial environmental costs and liabilities from the pipelines and terminals to be acquired in our pending transaction with Alon.

Some of the pipelines and terminals to be acquired in our pending transaction with Alon have been used for many years to distribute, store or transport petroleum products, and releases may have occurred from terminals or along pipeline rights-of-way that require remediation. In addition, releases may have occurred in the past that have not yet been discovered, which could require costly future remediation. As part of the pending acquisition, Alon has agreed to retain certain costs and liabilities related to active environmental remediation projects. In addition, Alon has agreed to indemnify us for environmental costs and liabilities arising from certain pre-closing conditions so long as we provide notice of those conditions within ten years of the closing of the pending Alon transaction. Alon’s indemnification obligation is subject to a $100,000 deductible and a $20 million maximum liability cap that also applies to indemnification for certain breaches by Alon under the contribution agreement. If indemnification is not available for any pre-closing conditions such as a significant release or event or if Alon refuses or is unable to comply with its indemnification obligations, it could adversely affect our financial position and results of operations.